INVESTMENT ADVISORY AGREEMENT
BETWEEN
LAFAYETTE SQUARE USA, INC.
AND
LS BDC ADVISER, LLC

This Investment Advisory Agreement (this “Agreement”) is made on June 4, 2024, by and between Lafayette Square USA, Inc., a Delaware corporation (the “Company”), and LS BDC Adviser, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company is a newly organized, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “Investment Company Act”);
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:
Section 1.Duties of the Adviser.
(a)Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board”), for the period and upon the terms herein set forth in accordance with:
(i)the investment objectives, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, and in the Company’s confidential private placement memorandum, as amended from time to time or as may otherwise be set forth in the Company’s reports or registration statements filed in compliance with the Securities Exchange Act of 1934, as amended, as applicable;
(ii)during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s certificate of incorporation and bylaws, as they may be amended from time to time (the “Organizational Documents”);

(iii)such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and
(iv)the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s chief compliance officer.
(b)Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:
(i)determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;
(ii)identify, evaluate and negotiate the structure of the investments made by the Company;
(iii)perform due diligence on prospective portfolio companies;
(iv)execute, close, monitor and service the Company’s investments;
(v)determine the securities and other assets that the Company shall purchase, retain or sell;
(vi)arrange financings and borrowing facilities for the Company; and
(vii)provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.
(c)Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers), and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any services providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. In the event that the Company determines to incur or arrange debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Company through a special purpose vehicle or a special tax blocker vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicles and to make investments or obtain financing through such special purpose vehicles in accordance with applicable law. In connection with providing significant managerial assistance, the Adviser may contract service providers to provide services to portfolio companies’ employees. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.
(d)Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Company in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Company for the purpose of the Company’s business, and action taken by the Adviser in accordance with such powers shall bind the Company.
(e)Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.
(i)The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.
(ii)Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and the Advisers Act, including without limitation, the requirements of the Investment Company Act relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.
(iii)Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.
(f)Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(g)Record Retention. Subject to review by and the overall control of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the Investment Company Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the Investment Company Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.
Section 2.Expenses Payable by the Company.
(a)Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.
(b)Company’s Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Sections 2(a) and (c), the Company, either directly or through reimbursement to the Adviser, shall bear all out-of-pocket costs and expenses of its operations and its transactions, including, but not limited to, expenses incurred by the Adviser and payable to third parties, including agents, consultants and other advisors, in monitoring the financial and legal affairs of the Company, news and quotation subscriptions, and market or industry research expenses; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to this Agreement; fees payable to third parties, including agents, consultants and other advisors, relating to, or associated with, making investments, and, if necessary, enforcing its rights, and valuing investments (including third-party valuation firms); expenses related to consummated or unconsummated investments, including out-of-pocket due diligence expenses and dead deal or broken deal expenses; rating agency expenses; fees to arrange debt financings for the Company; distributions on the Company’s shares; administration fees payable under the administration agreement (the “Administration Agreement”), by and between the Company and LS Administration LLC, a Delaware limited liability company (the “Administrator”); the allocated costs incurred by the Administrator in providing managerial assistance to those portfolio companies that request it, including the allocated costs of providing services to portfolio companies’ employees (including cost incurred by service providers); transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); accounting, audit and tax preparation expenses; federal and state registration fees; any exchange listing fees; federal, state, local, and other taxes; costs and expenses incurred in relation to compliance with applicable laws and regulations and the operation and administration of the Company generally; independent directors’ fees and expenses, including any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent directors; brokerage commissions; costs of proxy statements, stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; the Company’s fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; expenses relating to the development and maintenance of the Company’s website; other operations and technology costs; direct costs and expenses of administration, including printing, mailing, copying, telephone, fees of independent accountants and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including, but not limited to, payments under the Administration Agreement based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent, travel and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs, including operations and tax professionals, and administrative staff providing support services in respect of the Company.
For avoidance of doubt, it is agreed and understood that, from time to time, the Adviser or its affiliates may pay amounts or bear costs properly constituting Company expenses as set forth herein or otherwise and that the Company shall reimburse the Adviser or its affiliates for all such costs and expenses that have been paid by the Adviser or its affiliates on behalf of the Company.
(c)Portfolio Company’s Compensation. In certain circumstances the Adviser, any Sub-Adviser, or any of their respective Affiliates (as defined below), may receive compensation from a portfolio company, in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, Sub-Adviser, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the Investment Company Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company, and the Company will retain such excess compensation for the benefit of its stockholders.
Section 3.Compensation of the Adviser.
The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial calendar quarter shall be appropriately prorated based on the actual number of days elapsed during such partial quarter as a fraction of the number of days in the relevant calendar year.
(a)Base Management Fee. The Base Management Fee is payable quarterly in arrears. The Base Management Fee shall be based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters (the “Average Gross Assets”). For periods ending on or prior to the date of the closing of (i) a quotation or listing of shares of common stock on a national securities exchange, including an initial public offering, (ii) the sale of all or substantially all of the Company’s capital stock or assets to, or another liquidity event with, another entity or (iii) a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of stock in each case for consideration of either cash and/or publicly listed securities of the acquirer (each, a “Liquidity Event”), the Base Management Fee shall be calculated at an annual rate of 0.75% of the Average Gross Assets. For periods ending after the date of the closing of a Liquidity Event, the Base Management Fee shall be calculated at an annual rate of 1.00% of the Average Gross Assets.
(b)Incentive Fee. The Incentive Fee shall consist of two parts, as follows:
(i)The first part, referred to as the “Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. For purposes of computing the Company’s Pre-Incentive Fee Net Investment Income, the calculation methodology will look through total return swaps as if the Company owned the referenced assets directly. The payment of the Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the value of the Company’s net assets at the end of the most recently completed calendar quarter, subject to a “catch up” feature (as described below).
(1)For periods ending on or prior to the date of the closing of a Liquidity Event, the calculation of the Incentive Fee on Income is as follows:
(A)No Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.25% per quarter (or 5.00% annualized) (the “Hurdle Rate Return”) on net assets;
(B)100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate Return but is less than or equal to 1.47% in any calendar quarter (or 5.88% annualized) shall be payable to the Adviser. This portion of the Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 15.0% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 1.47% (or 5.88% annualized) in any calendar quarter; and
(C)For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 1.47% in any calendar quarter (or 5.88% annualized), the Incentive Fee on Income shall equal 15.0% of the amount of the Company’s Pre-Incentive Fee Net Investment Income as the Hurdle Rate Return and catch up will have been achieved.
(2)For any period ending after the closing of a Liquidity Event, the calculation of the Incentive Fee on Income is as follows:
(A)No Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate Return on net assets
(B)100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate Return but is less than or equal to 1.47% in any calendar quarter (or 5.88% annualized) shall be payable to the Adviser. This portion of the Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 17.5% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 1.47% (or 5.88% annualized) in any calendar quarter; and
(C)For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 1.47% in any calendar quarter (or 5.88% annualized), the Incentive Fee on Income shall equal 17.5% of the amount of the Company’s Pre-Incentive Fee Net Investment Income as the Hurdle Rate Return and catch up will have been achieved.
(ii)The second part of the incentive fee, referred to as the “Incentive Fee on Capital Gains,” shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement, if earlier). The Incentive Fee on Capital Gains shall be calculated based on the Company’s “incentive fee capital gains,” which shall equal the

Company’s realized capital gains on a cumulative basis from the date of the Company’s election to be regulated as a business development company, as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fee on Capital Gains. For the purpose of computing the Incentive Fee on Capital Gains, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Incentive Fee on Capital Gains. For periods ending on or prior to the closing of a Liquidity Event, the Incentive Fee on Capital Gains shall equal 15.0% of the Company’s incentive fee capital gains, and for periods ending after the date of the closing of a Liquidity Event, the Incentive Fee on Capital Gains shall equal 17.5% of the Company’s incentive fee capital gains.
Section 4.Covenant of the Adviser.
The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the ability of the Adviser to fulfill its obligations under this Agreement. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the Investment Company Act, as such code of ethics may be amended from time to time.
Section 5.Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.
Section 6.Other Activities of the Adviser.
The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.
Section 7.Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.
Section 8.Indemnification.
(c)Subject to Section 9, the Adviser, any Sub-Adviser, each of their respective directors, trustees, officers, managers, partners, stockholders or members (and their stockholders or members, including the owners of their stockholders or members), agents, employees, controlling persons (as determined under the Investment Company Act (“Controlling Persons”)), any other person or entity Affiliated with the Adviser or Sub-Adviser (including each of their respective directors, trustees, officers, stockholders or members (and their stockholders or members, including the owners of their stockholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, the Adviser or Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company or any stockholder thereof for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the Investment Company Act, the laws of the State of New York and other applicable law.
For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Section 9.Limitation on Indemnification.
Notwithstanding anything in Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject primarily attributable to the willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s or Sub-Adviser’s duties or by reason of the reckless disregard of the Adviser’s or Sub-Adviser’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law.
Section 10.Effectiveness, Duration and Termination of Agreement.
(a)Term and Effectiveness. This Agreement shall become effective as of the date first written above. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the

Independent Directors, in accordance with the requirements of the Investment Company Act, or as otherwise permitted under Section 15 of the Investment Company Act.
(b)Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the Investment Company Act) or (B) by the vote of the Independent Directors; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the Investment Company Act). The provisions of Sections 8 and 9 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Sections 8 and 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.
(c)Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:
(i)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(ii)deliver to the Board all assets and documents of the Company then in custody of the Adviser; and
(iii)cooperate with the Company to provide an orderly transition of services.
Section 11.Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.
Section 12.Amendments.
This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the Investment Company Act.
Section 13.Severability.
If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 14.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
Section 15.Governing Law.
Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Sections 8 and 9, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act or the Advisers Act, the Investment Company Act and the Advisers Act shall control.
Section 16.Third Party Beneficiaries.
Except for any Sub-Adviser and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
Section 17.Entire Agreement.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
Section 18.Insurance.
The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 18 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the Investment Company Act) of the Board.
(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

LAFAYETTE SQUARE USA, INC.
a Delaware corporation
By:    /s/Damien Dwin
Name:    Damien Dwin
Title:    CEO
LS BDC ADVISER, LLC
a Delaware limited liability company
By:    /s/ Damien Dwin
Name:    Damien Dwin
Title:    CEO

[Signature Page to Investment Advisory Agreement]